EXHIBIT 5.1

ANDREWS KURTH LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Tel: 214-659-4400

September 7, 2007

Board of Directors
Stirling Acquisition Corporation
914 Curlew Road, Suite 403
Dunedin, Florida 34698

Re:	Stirling Acquisition Corporation Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Stirling Acquisition Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (Registration No. 333-142921) (the “Registration Statement”) filed with the Securities and Exchange Commission on or about May 14, 2007, under the Securities Act of 1933, as amended (the “Securities Act”), relating to 14,500,000 shares (the “Shares”) of the common stock, par value $0.001 per share (the “Common Stock”), of the Company.

You have requested the opinion of this firm with respect to certain legal aspects of the Registration Statement. In connection therewith, we have examined and relied upon the original, or copies, certified or otherwise identified to our satisfaction, of: (1) the Certificate of Incorporation and the Bylaws of the Company as in effect on the date hereof; (2) resolutions duly adopted by the Board of Directors of the Company relating to the Registration Statement and the Shares; (3) the Registration Statement and exhibits thereto, (4) a certificate of the Company’s Chief Financial Officer as to certain matters of fact; and (5) the originals or copies of such other documents, instruments and certificates of public officials, officers of the Company and such other persons as we have deemed necessary for the expression of the opinions herein contained. All the foregoing documents are referred to herein as the “Reviewed Documents.” We have also made such investigation of law as we have deemed appropriate as a basis for the opinions expressed below.

We have not reviewed any documents other than the Reviewed Documents for purposes of rendering the opinions expressed herein. We have conducted no independent factual investigation other than our review of the Reviewed Documents. In rendering this opinion, we have relied, as to factual matters, solely upon the Reviewed Documents, and the representations, warranties, statements and information set forth therein, all of which we assume to be true, complete and accurate in all material respects.

With respect to the Reviewed Documents, we have assumed and relied upon the authenticity and completeness of all documents submitted to us as originals, the conformity with authentic and complete originals of all documents submitted to us as copies, the genuineness of all signatures, the legal capacity of natural persons and that the Reviewed Documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to this opinion. We have also assumed, with respect to our opinion set forth in paragraph 4 below, that (a) prior to the issuance of the 13,000,000 shares of Common Stock that are included in the Registration Statement as “acquisition shares” (the “Acquisition Shares”) (i) the Company will have entered into one or more definitive purchase, exchange, merger or similar agreements (each an “Acquisition Agreement”) establishing the terms of the issuance and sale of the Acquisition Shares prior to their issuance, (ii) each Acquisition Agreement will have been duly authorized and validly executed and delivered by the parties thereto, (iii) each Acquisition Agreement will have been approved by the Company’s Board of Directors and will provide that the Company will receive a determinable amount of per share consideration for the Acquisition Shares in excess of the par value of a share of Common Stock, (iv) the Reviewed Documents shall not have been amended or modified in any manner, and (v) all necessary corporate action shall have been taken to authorize and approve the issuance of the Acquisition Shares and no such action shall  have been taken to rescind such authorization and approval,  (b) the Company shall at all times be duly incorporated and validly existing as a corporation under the laws of the State of Delaware and no action shall have been taken to terminate its existence or revoke its corporate charter or dissolve the Company (c) the Acquisition Shares issued pursuant to the Acquisition Agreement or Acquisition Agreements shall have been duly issued and delivered upon payment therefor in accordance with such Acquisition Agreement or Acquisition Agreements and the authorization and approval of the Board of Directors of the Company, and (d) there shall not have been any changes in Delaware law affecting the issuance of shares by the Company.

This opinion is limited solely to the application of Delaware law (including the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) to the matters set forth below, which are the laws of the State of Delaware normally applicable to such matters. We express no opinion with respect to Federal securities laws, state securities or blue-sky laws, or Federal or state tax laws. We have not been requested to and do not opine as to the applicability of the laws of any other jurisdiction.

This opinion is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

Based upon the foregoing, and subject to and in reliance on the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.  The duly authorized capital stock of the Company consists of 60,000,000 shares of capital stock with a par value of $0.001 per share, of which 50,000,000 shares are shares of Common Stock and 10,000,000 are shares of preferred stock, par value $0.001 per share.

2.  The 250,000 Shares that are included in the Registration Statement for transfer as “gift shares” are, at the date hereof, issued and outstanding, duly authorized, validly issued, fully paid and nonassessable shares of Common Stock.

3.  The 1,250,000 Shares that are included in the Registration Statement for resale as “founders’ shares” are, at the date hereof, issued and outstanding, duly authorized, validly issued, fully paid and nonassessable shares of Common Stock.

4.  The 13,000,000 Acquisition Shares at the time or times of their issuance will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the prospectus comprising a part of such Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. We bring to your attention the fact that this legal opinion is an expression of professional judgment and not a guaranty of result.

Respectfully submitted,

/s/ Andrews Kurth LLP

ANDREWS KURTH LLP